Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

MOBIX LABS, INC.

Mobix Labs, Inc, a Delaware corporation (the “Corporation”), hereby certifies that:

1. The certificate of incorporation of the Corporation is hereby amended by inserting the following at the beginning of Article FOURTH thereof:

Effective immediately upon the effectiveness of the Certificate of Amendment adding this paragraph to this Certificate of Incorporation (the “Effective Time”), each ten (10) to fifty (50) shares of Class A Common Stock or Class B Common Stock that are issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid, and non-assessable share of Class A Common Stock or Class B Common Stock, respectively, with the exact ratio within such range to be determined by the Board of Directors prior to the Effective Time and notice of such ratio to be given by the Corporation to its stockholders (the “Reverse Split”). The Reverse Split shall occur automatically without any further action by the Corporation or its stockholders and whether or not any certificate representing such shares immediately prior to the Effective Time (the “Old Certificate”) is surrendered to the Corporation.

2. The amendment set forth in this certificate of amendment has been adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3. On March 25, 2026, the Board of Directors of the Corporation determined that each ten (10) shares of the Corporation’s Class A Common Stock or Class B Common Stock that are issued and outstanding immediately prior to the Effective Time, shall automatically be reclassified and combined into one (1) validly issued, fully paid, and non-assessable share of Class A Common Stock or Class B Common Stock, respectively, pursuant to the amendment set forth in this Certificate of Amendment. The Corporation gave notice to its stockholders of this ratio on April 2, 2026.

4. This certificate of amendment shall be effective on April 6, 2026 at 4:00 p.m. Eastern Time.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and acknowledged this certificate on the date set forth below.

MOBIX LABS, INC.

By:	/s/ Keyvan Samini
Name:	Keyvan Samini
Title:	President / Chief Financial Officer
Date:	April 2, 2026